EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 12, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Cognex Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Cognex Corporation on Forms S-8, including post-effective amendments (File No. 333-271685, 333-150315; 333-206081, 333-224716, and 333-100709).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
February 12, 2026